Exhibit 99.1

The Pepsi Bottling Group Reports Second Quarter 2009 Results

  Comparable Diluted EPS of $0.78; Reported Diluted EPS of $0.96
  Strong Comparable Operating Income Performance in U.S. and Canada Driving Results
  On Pace to Achieve $265 Million in Cost and Productivity Savings for 2009
  Company Confirms Earnings at the High End of its 2009 Comparable Diluted EPS Forecast of $2.30 to $2.40

SOMERS, N.Y.--(BUSINESS WIRE)--July 8, 2009--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported second quarter 2009 net income of $211 million, or diluted earnings per share (EPS) of $0.96. This includes a net after-tax gain of $39 million, or $0.18 per share, as a result of a benefit from the settlement of tax audits, previously announced restructuring charges and advisory fees relating to PepsiCo’s proposal to acquire PBG. This compares to net income of $174 million, or $0.78 per diluted share, that the Company reported in the second quarter of 2008.

“PBG delivered a strong set of results during the second quarter. Our ability to execute an effective global pricing strategy, achieve robust cost and productivity savings, and deliver solid execution at the point of sale has fueled our success through the first half of 2009. We’re also benefiting from improved carbonated soft drink trends in the U.S., as well as encouraging developments in the commodity and foreign currency markets,” said PBG Chairman and Chief Executive Officer Eric Foss. “All of this has driven our performance above expectations for two consecutive quarters despite the challenging macroeconomic environment, and we have a positive outlook for the remainder of this year and beyond.

“As we look towards the future, we continue to focus on our three strategic priorities for growth,” Foss continued. “We’ll strengthen and reposition our brand portfolio, transform our performance through operational excellence, and pursue geographic growth opportunities. We believe that our work in these three areas will unlock significant new growth opportunities and position us well for long-term success.”

Executive Summary

  PBG reported a net revenue per case decline of three percent for the second quarter. Net revenue per case improved five percent on a currency neutral basis, with growth across all reporting segments. This included growth of eight percent in Europe, with strong results in Russia. In Mexico, currency neutral net revenue per case improved six percent. Reported net revenue per case improved two percent in the U.S. and Canada segment, with a currency neutral improvement of three percent, driven by strong pricing actions.
  Total worldwide physical case volume declined four percent for the second quarter. Volume in the U.S. and Canada was down one percent. European volume declined 15 percent. In Mexico, volume declined seven percent. Worldwide volume benefited by one percentage point due to the shift of the Easter holiday from the first quarter of 2008 to the second quarter of 2009.
  Reported worldwide operating income for the second quarter declined 12 percent versus the second quarter of 2008, including a six percentage point reduction from previously announced restructuring charges coupled with advisory fees related to PepsiCo’s proposed acquisition of PBG. On a comparable basis, currency neutral operating income declined one percent given the lapping of strong performance in the prior year. In the U.S. and Canada segment, reported operating income declined one percent and increased a strong five percent on a comparable basis including a two percentage point negative impact from currency. International results were stronger than expected but declined on a year-over-year basis due to overall weak macroeconomic trends and the impact of foreign exchange devaluations.

Financial Highlights

On a reported basis, worldwide revenue decreased seven percent. Worldwide revenue was flat on a currency neutral basis in the second quarter. The Company’s revenue performance reflects solid currency neutral net revenue per case gains offset by softer volume due to macroeconomic pressure.

Reported COGS per case were flat in the second quarter. Currency neutral COGS per case increased eight percent, consistent with the Company’s expectations.

On a reported basis, PBG’s SD&A expenses declined 10 percent in the second quarter. Restructuring charges and advisory fees increased reported SD&A by two percentage points. Reported SD&A in the U.S. and Canada segment declined two percent. Comparable worldwide SD&A expenses improved four percent on a currency neutral basis, reflecting the success of the Company’s global productivity initiatives.

2009 Guidance

For 2009, PBG anticipates results towards the high end of its full-year comparable diluted EPS guidance of $2.30 to $2.40. This includes a $0.13 per share negative impact from translational foreign currency headwinds. The Company forecasts currency neutral top-line growth in the low-single digits. Currency neutral operating income on a comparable basis is expected to grow in the low to mid-single digits for the year. Operating free cash flow is expected to be approximately $525 million, an increase of $75 million from the beginning of 2009, including increased pension funding and foreign currency headwinds. The Company anticipates capital expenditures of about $550 to $600 million.

PBG will host a conference call at 11:00 a.m. EDT today to discuss its second quarter financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company's website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (NYSE: PBG) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: the outcome of, or developments concerning, PepsiCo’s proposal to purchase all outstanding shares of PBG that it does not already own; the outcome of, and expenses associated with, any litigation related to PepsiCo’s acquisition proposal; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages, the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including those associated with the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Currency neutral results are calculated using prior year’s exchange rates.

Items Affecting Comparability

2009 Items

2008 Restructuring Charges

In the fourth quarter of 2008, PBG announced a restructuring program to enhance the Company’s operating capabilities in each of its reportable segments. Since the inception of the program, the Company has incurred pre-tax charges of $97 million. Of this amount, we recorded $9 million, or $0.03 per diluted share, in the second quarter of 2009, of which $4 million was recorded in our U.S. & Canada segment, $4 million was recorded in our Mexico segment and $1 million was recorded in our Europe segment. For the 24 weeks ended June 13, 2009, we recorded $14 million in pre-tax charges, or $0.04 per diluted share, of which $7 million was recorded in our U.S. & Canada segment, $6 million was recorded in our Mexico segment and $1 million was recorded in our Europe segment. These charges are primarily for severance and related benefits, pension and other employee-related costs and other charges, including relocation and asset disposal costs.

Acquisition Proposal Advisory Fees

On April 19, 2009, PBG received an unsolicited, non-binding proposal from PepsiCo to acquire all of the outstanding shares of the Company’s common stock not already owned by PepsiCo for $29.50 per share. The proposal consisted of $14.75 in cash plus 0.283 shares of PepsiCo common stock for each share of PBG common stock. Immediately following the offer PBG’s Board of Directors formed a special committee to review the adequacy of the acquisition proposal. In connection with this review, the Company has retained certain external advisors and expects to incur aggregate fees in the range of $40 million to $60 million. For the 12 and 24 weeks ended June 13, 2009, the Company has recorded pre-tax charges of $15 million, or $0.04 per diluted share, relating to these services.

Tax Audit Settlements

During the first quarter of 2009, PBG recorded a net non-cash tax benefit of approximately $39 million, or $0.18 per diluted share, which was reflected in income tax expense. The benefit resulted from the settlement of U.S. audits with the IRS for our 2003-2005 tax years.

During the second quarter of 2009, the statute of limitations for our IRS audit in the U.S. for the 2003 and 2004 tax returns closed. In addition, we reached a settlement with the Canadian tax authorities on an issue related to the 1999-2005 tax years. As a result, we recorded a tax benefit related to these items of $54 million after noncontrolling interest or $0.25 per diluted share.

2008 Items

2007 Restructuring Charges

In the third quarter of 2007, PBG announced a realignment in the Company’s organization to adapt to changes in the marketplace and improve operating efficiencies. Over the course of the program, the Company incurred pre-tax charges of $29 million or $0.09 per diluted share. Of this amount, we recorded $2 million in the first quarter and $1 million in the second quarter of 2008, primarily relating to relocation expenses in our U.S. & Canada segment.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred pre-tax charges of $25 million or $0.06 per diluted share, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount, we incurred a pre-tax charge of $1 million associated with the FSV Rationalization plan in each of the first and second quarters of 2008.

Impairment Charge

As a result of the 2008 impairment test for goodwill and other intangible assets, the Company recorded pre-tax charges of $412 million or $1.26 per diluted share in the fourth quarter of 2008, relating primarily to distribution rights and brands for the Electropura water business in Mexico.

2009 Second Quarter Results

Growth rates in tables are presented as compared to the similar periods in the prior year.

	Q2 2009
	Net Income Attributable to PBG	Diluted Earnings Per Share
Comparable Results	$172	$0.78
2008 Restructuring Charges	(6)	(0.03)
Acquisition Proposal Advisory Fees	(9)	(0.04)
Tax Audit Settlements	54	0.25
Reported Results	$211	$0.96

	Net Revenue Per Case Growth – Q2 2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
U. S. & Canada	3%	(1)	2%
Europe	8%	(24)	(16)%
Russia	14%	(33)	(19)%
Mexico	6%	(25)	(19)%
Worldwide	5%	(8)	(3)%

	Operating Income Growth – Q2 2009 Better / (Worse)
	Worldwide	U.S. & Canada
Comparable Results - Currency Neutral	(1)%	7%
Foreign Currency Translation Impact	(4)%	(2)%
Comparable Results – U.S. Dollars	(5)%	5%
2008 Restructuring Charges	(3)%	(2)%
2007 Restructuring/Asset Disposal Charges	1%	1%
Acquisition Proposal Advisory Fees	(4)%	(5)%
Reported Results	(12)%*	(1)%

* Does not add due to rounding to the whole percent.

	Net Revenues Growth – Q2 2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
U. S. & Canada	2%	(1)	1%
Worldwide	—%	(7)	(7)%

	Cost of Goods Sold per Case Growth – Q2 2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
Worldwide	(8)%	8	—%

	Selling, Delivery and Administrative Expense Growth – Q2 2009 Better / (Worse)
	Worldwide	U.S. & Canada
Comparable Results - Currency Neutral	4%	2%
Foreign Currency Translation Impact	7%	2%
Comparable Results – U.S. Dollars	11%	4%
2008 Restructuring Charges	(1)%	—%
2007 Restructuring/Asset Disposal Charges	—%	—%
Acquisition Proposal Advisory Fees	(1)%	(2)%
Reported Results	10%*	2%

* Does not add due to rounding to the whole percent.

2009 Guidance

	Growth Rates – Full Year 2009
	Net Revenues	Operating Income
Comparable Guidance- Currency Neutral	Low-Single Digits	Low-Mid Single Digits
Comparable Guidance – U.S. Dollars (Includes foreign currency translation impact)	Low-Mid Single Digit Decline	Flat
2008 Restructuring Charges	—	(1)% – 4%
2007 Restructuring/Asset Disposal Charges	—	1%
Acquisition Proposal Advisory Fees	—	(4)%
Impairment Charges	—	63%
Reported Guidance	Low-Mid Single Digit Decline	59% – 64%

Diluted EPS
Full-Year 2009
Comparable Guidance	$2.30 – $2.40
2008 Restructuring Charges	(0.17) – (0.27)
Acquisition Proposal Advisory Fees	(0.08)
Tax Audit Settlements	0.43
Reported Guidance	$2.38 – $2.58

2009 Full-Year OFCF Guidance

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of equity awards.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

PBG expects its full-year 2009 OFCF to be about $525 million. The Company anticipates capital expenditures to be in the range of $550 to $600 million and cash provided by operations plus the excess tax benefits from the exercise of equity awards to be over $1 billion.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts, unaudited

	12 Weeks Ended		24 Weeks Ended
	June 13,	June 14,	June 13,	June 14,
	2009	2008	2009	2008

Net revenues	$3,274	$3,522	$5,781	$6,173
Cost of sales	1,830	1,916	3,233	3,398

Gross profit	1,444	1,606	2,548	2,775
Selling, delivery and administrative expenses	1,135	1,256	2,122	2,317

Operating income	309	350	426	458
Interest expense, net	69	63	148	122
Other non-operating income, net	(11)	(3)	(4)	(6)

Income before income taxes	251	290	282	342
Income tax expense (benefit)	13	86	(14)	107

Net income	238	204	296	235
Less: Net income attributable to noncontrolling interests	27	30	28	33

Net income attributable to PBG	$211	$174	$268	$202

Earnings per share attributable to PBG’s common shareholders

Basic earnings per share	$0.98	$0.80	$1.26	$0.92

Weighted-average shares outstanding	214	218	213	220

Diluted earnings per share	$0.96	$0.78	$1.24	$0.89

Weighted-average shares outstanding	219	224	217	227

Note: Beginning in the first quarter of 2009, we adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, require that minority interest be renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	24 Weeks Ended
	June 13,	June 14,
	2009	2008

Cash Flows - Operations
Net income	$296	$235
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	285	306
Deferred income taxes	3	14
Share-based compensation	27	28
Net other non-cash charges and credits	97	122
Net change in operating working capital	(333)	(502)
Casualty insurance payments	(38)	(35)
Pension contributions	(88)	-
Other, net	(34)	(79)
Net Cash Provided by Operations	215	89

Cash Flows - Investments
Capital expenditures	(226)	(398)
Acquisitions, net of cash acquired	(82)	(44)
Proceeds from sale of property, plant and equipment	5	10
Issuance of note receivable from noncontrolled affiliate	(92)	-
Repayments of note receivable from noncontrolled affiliate	8	-
Other investing activities, net	(1)	4
Net Cash Used for Investments	(388)	(428)

Cash Flows - Financing
Short-term borrowings, net	274	626
Proceeds from long-term debt	741	-
Payments of long-term debt	(1,304)	(6)
Dividends paid	(72)	(62)
Excess tax benefit from the exercise of equity awards	3	2
Proceeds from the exercise of stock options	49	32
Share repurchases	-	(388)
Contributions from noncontrolling interest holder	33	8
Other financing activities	(9)	-
Net Cash (Used for) Provided by Financing	(285)	212

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(3)

Net Decrease in Cash and Cash Equivalents	(456)	(130)
Cash and Cash Equivalents - Beginning of Period	966	647

Cash and Cash Equivalents - End of Period	$510	$517

Supplemental Information

Capital expenditures incurred	$(234)	$(354)
Change in accounts payable and other accrued liabilities related to capital expenditures	8	(44)
Cash paid for capital expenditures	$(226)	$(398)

Note: Certain reclassifications were made to our 2008 Condensed Consolidated Statement of Cash Flows to conform to the 2009 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts

	June 13,	December 27,
	2009	2008
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$510	$966
Accounts receivable, net	1,836	1,371
Inventories	732	528
Prepaid expenses and other current assets	345	276
Total Current Assets	3,423	3,141

Property, plant and equipment, net	3,879	3,882
Other intangible assets, net	3,891	3,751
Goodwill	1,471	1,434
Investments in noncontrolled affiliates	593	619
Other assets	198	155
Total Assets	$13,455	$12,982

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$2,089	$1,675
Short-term borrowings	385	103
Current maturities of long-term debt	10	1,305
Total Current Liabilities	2,484	3,083

Long-term debt	5,451	4,784
Other liabilities	1,546	1,658
Deferred income taxes	1,054	966
Total Liabilities	10,535	10,491

Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,830	1,851
Retained earnings	3,322	3,130
Accumulated other comprehensive loss	(842)	(938)
Treasury stock: 95 shares and 99 shares at June 13, 2009 and December 27, 2008, respectively, at cost	(2,603)	(2,703)
Total PBG Shareholders' Equity	1,710	1,343
Noncontrolling interests	1,210	1,148
Total Equity	2,920	2,491
Total Liabilities and Equity	$13,455	$12,982

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA
in millions, unaudited

	12 Weeks Ended
	June 13,	June 14,
Net Revenues	2009	2008

U.S. & Canada	$2,551	$2,536
Europe	424	592
Mexico	299	394
Worldwide net revenues	$3,274	$3,522

Operating Income

U.S. & Canada	$273	$276
Europe	19	45
Mexico	17	29
Worldwide operating income	309	350
Interest expense, net	69	63
Other non-operating income, net	(11)	(3)
Income before income taxes	$251	$290

	24 Weeks Ended
	June 13,	June 14,
Net Revenues	2009	2008

U.S. & Canada	$4,728	$4,743
Europe	598	828
Mexico	455	602
Worldwide net revenues	$5,781	$6,173

Operating Income (Loss)

U.S. & Canada	$417	$412
Europe	(6)	14
Mexico	15	32
Worldwide operating income	426	458
Interest expense, net	148	122
Other non-operating income, net	(4)	(6)
Income before income taxes	$282	$342

CONTACT:
The Pepsi Bottling Group, Inc.
Public Relations
Jeff Dahncke, 914-767-7690
jeff.dahncke@pepsi.com
or
Investor Relations
Mary Winn Settino, 914-767-7216
marywinn.settino@pepsi.com